Exhibit 10.15

Execution Copy

SENIOR SECURED UNITRANCHE LOAN PROGRAM LLC

LIMITED LIABILITY COMPANY AGREEMENT

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SENIOR SECURED UNITRANCHE LOAN PROGRAM LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of September 2, 2014, is entered into by and between Solar Capital Ltd. and Senior Secured Unitranche LLC, a Delaware limited liability company (collectively, the “Members”).

WHEREAS, the Members desire to form a limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act”: the Delaware Limited Liability Company Act, as from time to time in effect.

“Affiliate”: with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement”: this Limited Liability Company Agreement, as it may from time to time be amended.

“Allocation Requirements”: the meaning set forth in Section 6.13(b).

“Board”: the meaning set forth in Section 6.1.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Capital Account”: as to each Member, the capital account maintained on the books of the Company for such Member in accordance with Section 4.1.

“Capital Commitment”: as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed and agreed to be contributed to the Company by such Member as a Capital Contribution.

“Capital Contribution”: as to each Member, the aggregate amount of (i) cash actually contributed to the equity capital of the Company by such Member and (ii) the principal amount of Junior Loans made to the Company by such Member. The Capital Contribution of a Member that is an assignee of all or a portion of an equity or Junior Loan interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the entire equity or Junior Loan interest in the Company of the assignor).

“Cause”: any date on which a “Cause” event has occurred under Section 9(c) of the Servicing Agreement.

“Certificate of Formation”: the certificate of formation for the Company filed under the Act, as from time to time amended.

“Closing”: September 2, 2014.

“Code”: the Internal Revenue Code of 1986, as from time to time amended.

“Company”: the limited liability company created and existing pursuant to the Certificate of Formation and this Agreement.

“Default Date”: the meaning set forth in Section 3.2(a).

“Defaulting Member”: the meaning set forth in Section 3.2(a).

“Dispute”: the meaning set forth in Section 10.1.

“Dividend Committee”: a committee appointed by the Board and having the powers set forth in Section 5.1 and its charter which is anticipated to be approved by the Board promptly after the date hereof, and which shall include one or more of the Solar Managers as a member.

“Excluded Amendments”: amendments which modify or waive the terms of any Investment, other than immaterial, ministerial or administrative amendments which Investor has not provided or withheld its consent with respect to within 48 hours following the receipt of notice by Investor of the terms, conditions and other material information relating to any such proposed amendment.

“Expenses”: all costs and expenses, of whatever nature, directly or indirectly borne by the Company under the Servicing Agreement.

“GAAP”: United States generally accepted accounting principles.

“GAAP Profit or GAAP Loss”: as to any transaction or fiscal period, the net income or loss of the Company under GAAP.

“Investment”: an investment of any type held, directly or indirectly, by the Company from time to time. It is the intention of the Members that the Company only invest in Unitranche Senior Loans to middle market companies predominately owned by private equity sponsors or entrepreneurs.

“Investor”: Senior Secured Unitranche LLC, a Delaware limited liability company, or any Person substituted for Investor as a Member pursuant to the terms of this Agreement.

“Investor Counsel”: the meaning set forth in Section 10.10.

“Investor Entities”: the Company and the SMA.

“Investor Managers”: the individuals designated by Investor to act as Managers hereunder pursuant to Section 6.2.

“JAMS”: the meaning set forth in Section 10.1.

“Junior Loan”: a loan to the Company made as a junior debt tranche with a fixed or floating coupon and the right to receive residual payments, with the form of such loan to be subject to Manager Approval.

“LIBOR Rate”: the one-month London InterBank Offered Rate, which for purposes hereof shall be deemed to equal for each day of a calendar quarter such rate as of the first day of such quarter.

“Loss”: the meaning set forth in Section 6.16(a).

“Manager”: the meaning set forth in Section 6.1.

“Manager Approval”: as to any matter requiring Manager Approval hereunder, the unanimous approval or unanimous subsequent ratification by the Managers.

“Manager Cause Event”: the reasonable determination by a Member that, during a Manager’s tenure as Manager, such Manager (i) committed a felony or a material violation of securities laws, or (ii) committed an act of gross negligence, fraud or willful misconduct in connection with the performance of such Manager’s duties as a Manager which has or reasonably would be expected to have a material adverse effect on the business of the Company; provided, that if any of the foregoing events described in clause (ii) is capable of being cured, notice is provided to the Manager describing the nature of such event and the applicable Manager will thereafter have 10 days to cure such event and if such event is cured within such period the applicable event will no longer be a Manager Cause Event.

“Member”: each Person identified as a Member in the first sentence hereof, and any Person that is or becomes a Member of the Company.

“Member Approval”: as to any matter requiring Member Approval hereunder, the unanimous approval or unanimous subsequent ratification by the Members.

“Member List”: the meaning set forth in Section 2.7.

“Offer Period”: the meaning set forth in Section 7.1(b).

“Offer Price”: the lower of (i) the Value of Investor’s equity and Junior Loan investment in the Company or (ii) a price determined by Investor in its sole discretion.

“Person”: shall include an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“Portfolio Company”: with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities or obligations (including senior debt instruments, including investments in senior loans, senior debt securities and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities or similar securities or instruments) that are the subject of such Investment. Portfolio Companies do not include Subsidiaries.

“Proceeding” has the meaning set forth in Section 6.16(a).

“Profit or Loss”: as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement.

“SEC”: U.S. Securities and Exchange Commission.

“Reinvestment Period”: the period of time from the date of this Agreement to the third anniversary of the date of this Agreement, unless terminated earlier pursuant to the terms hereof.

“Sale Window”: the meaning set forth in Section 7.1(b).

“SCP”: Solar Capital Partners, LLC.

“Servicer”: Solar Capital Ltd. or an Affiliate thereof approved by Investor, in its sole discretion, and any successor of such Person, retained by the Company to perform administrative and loan services for the Company pursuant to the Servicing Agreement.

“Servicing Agreement”: the Servicing Agreement between the Company and the Servicer, as amended from time to time with Manager Approval.

“SMA”: that certain separate managed account managed by SCP for Investor.

“Solar”: Solar Capital Ltd., or any Person or Persons substituted for Solar Capital Ltd. as a Member pursuant to the terms of this Agreement.

“Solar Counsel”: the meaning set forth in Section 10.09.

“Solar Managers”: the persons designated by Solar to act as Managers hereunder pursuant to Section 6.2.

“Subscription Agreement”: Each of the several subscription agreements entered into between the Company and a Member, in each case in the form attached hereto as Exhibit A.

“Subsidiary”: any investment vehicle or financing vehicle directly or indirectly owned, in whole or in part, by the Company; provided that a Subsidiary shall not include any holding company formed for the purpose of making a specific investment in a specific Portfolio Company.

“Supplemental Indemnification Rights”: the meaning set forth in Section 6.16(d).

“Tax Liability”: as to any Member and any fiscal period, the anticipated taxes of such Member on income and gain allocable to such Member pursuant to Section 4.4 with respect to such period, assuming that such Member is subject to the highest combined marginal U.S. federal, state and local income tax rates for individuals or corporations, whichever is greater, in New York on each type of such taxable income and gain, taking into account (i) the non-deductibility of any item for state or local income tax purposes that is deductible for federal income tax purposes, (ii) the deductibility for federal income tax purposes of state or local income taxes, and (iii) the deductibility of any item for state income tax purposes that is not deductible for federal income tax purposes. The Tax Liability for any fiscal period in which such Member was allocated net loss for federal income tax purposes shall be deemed to equal zero.

“Taxable Earnings”: net taxable income recognized by the Company as determined under the Code.

“Tax Matters Member”: the meaning set forth in Section 6.17.

“Transfer Acceptance”: the meaning set forth in Section 7.1(b).

“Transfer Notice”: the meaning set forth in Section 7.1(b).

“Treasury Regulations”: all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Unitranche Senior Loans”: unitranche credit facilities which are secured by a first lien on some or all of the applicable issuer’s assets where, with respect to a specific transaction, leverage is higher than a traditional bank loan and where the funded investment opportunity at closing that is available to SCP exceeds $15 million.

“Value”: as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

Section 1.2 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

ARTICLE 2 GENERAL PROVISIONS

Section 2.1 Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the

Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person being admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2 Company Name. The name of the Company shall be “Senior Secured Unitranche Loan Program LLC,” or such other name as approved by Manager Approval.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other place as the Members may designate. The principal business office of the Company shall be at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other place as may be approved by Manager Approval. The Company may also maintain additional offices at such place or places as may be approved by Manager Approval.

(b) The agent for service of process on the Company pursuant to the Act shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other Person as the Board may designate with Manager Approval.

Section 2.4 Purpose and Powers of the Company.

(a) The purpose of the Company is to make Investments, either directly or indirectly through Subsidiaries or other Persons.

(b) In furtherance of such purpose, subject to Section 6.10 hereof, the Company, either directly or indirectly, shall have the following powers:

(i) to form, invest in or through, transfer, dispose of or otherwise deal in the interests of, and exercise all rights, powers, privileges and other incidents of ownership with respect to, investment and financing vehicles (formed in the United States or otherwise) which hold one or more Investments, including, without limitation, investment and financing vehicles that are wholly or partially controlled, managed or administered by a Member, the Servicer or any of their Affiliates, and investment and financing vehicles that are partially owned by Persons other than the Company (including but not limited to Persons that may be controlled, managed or administered by a Member, the Servicer or any of their Affiliates), and investment vehicles formed for the purpose of making and administering revolving credit investments;

(ii) to purchase or otherwise acquire, transfer, dispose of or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments without regard to whether such Investments are publicly traded, readily marketable or restricted as to transfer;

(iii) to incur indebtedness for borrowed money, and to pledge, hypothecate, mortgage, collaterally assign, or otherwise grant security interests or liens on any Company assets, including without limitation the Capital Commitments and the power and authority to call the Capital Commitments;

(iv) to guarantee, or otherwise become liable for, the obligations of other Persons, including Portfolio Companies;

(v) to engage personnel and do such other acts and things as may be necessary or advisable in connection therewith;

(vi) to engage and compensate attorneys, accountants, investment advisors, technical advisors, consultants, custodians, contractors and agents;

(vii) to pay and incur other expenses and obligations incident to the operation of the Company;

(viii) to establish, maintain, and close bank accounts and draw checks or other orders for the payment of money;

(ix) to enter into, make and perform all such contracts, agreements and other undertakings, and to take any and all actions and engage in any and all activities, as may be incidental to, or necessary, advisable or appropriate to, the carrying out of the foregoing purpose; and

(x) to take any other action permitted to be taken by a limited liability company under the Act.

(c) The Company may enter into and perform under Subscription Agreements among the Company and each Member, without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement, the Act or any other applicable law, rule or regulation.

Section 2.5 Fiscal Year. The fiscal year of the Company shall be the same as the fiscal year of Solar, which, on the date hereof ends on December 31 of each year.

Section 2.6 Liability of Members. Except as expressly provided in this Agreement, a Member shall have such liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Company only as is provided by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of such distribution to the extent, and only to the extent, required by the Act. The Members shall not otherwise be liable for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations, except that each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement.

Section 2.7 Member List. The Board shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member,

such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Board may deem necessary or desirable or as required by the Act. The Board shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Board as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.

ARTICLE 3 COMPANY CAPITAL AND INTERESTS

Section 3.1 Capital Commitments.

(a) Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars or a foreign currency in which an Investment is to be made with Manager Approval. Subject to Manager Approval, each payment of a Member’s Capital Commitment shall be made from time to time within three (3) Business Days after notice from the Board specifying the amount then to be paid, or such later date as may be specified in such notice. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b) Each Member’s remaining Capital Commitment shall expire upon the termination of the Reinvestment Period.

(c) Investor may terminate all of its remaining Capital Commitments at any time upon written notice to Solar; provided, that Investor may only terminate the remaining Capital Commitment under this Agreement to the extent it terminates its remaining capital commitments to all other Investor Entities. Upon any such termination, (i) the Reinvestment Period shall terminate automatically and (ii) Solar (or one of its Affiliates) or a third party investor acceptable to Solar shall have the right to acquire Investor’s membership interest in the Company and Junior Loans at the then current Value (and be required to assume Investor’s remaining Capital Commitment). In the event that Solar elects to purchase all of Investor’s Junior Loans and interests in the Company pursuant to this Section 3.1(c) and as a result of the procedures set forth in Section 9.5(a)(iii) the valuation for such purchase is increased, Solar shall have the right to revoke its purchase election. To the extent a placement agent is engaged by Investor or its Affiliates, in their respective sole discretion, in connection with the sale contemplated in subsection (ii) above, then such placement agent’s fees shall be paid from the proceeds of such sale. To the extent a placement agent is engaged by Solar or its Affiliates, in their respective sole discretion, in connection with the sale contemplated in subsection (ii) above, then such placement agent’s fees shall be paid for by Solar or its Affiliates, as applicable.

(d) Solar may terminate all of Investor’s remaining Capital Commitments at any time after one year following the date of this Agreement upon written notice to Investor. Upon any such termination, the Reinvestment Period shall terminate automatically.

(e) For the avoidance of doubt, termination of Investor’s remaining Capital Commitment pursuant to Sections 3.1(c), 3.1(d) and 8.4 shall not extinguish Investor’s obligation to contribute capital to the extent any revolver or delay draw exists on or prior to the date of termination and shall not terminate the remaining Capital Commitment of any other Member.

Section 3.2 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within ten (10) days after written notice from the other Member (the “Default Date”) that such payment is overdue, the other Member, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if such failure has not been cured in full within such ten-day period:

(i) collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising and/or pursuing any legal remedy the Company may have; and

(ii) upon thirty (30) days written notice (which period may commence during the ten-day notice period provided above), and provided that the overdue payment has not been made, either (x) dissolve and wind down the Company in accordance with Article 8 and, in the event the non-defaulting Member is Solar, immediately terminate the Reinvestment Period, or (y) acquire the defaulting Member’s membership interest in the Company and Junior Loans at the then current Value (and be required to assume such Member’s remaining Capital Commitment). In the event that Solar elects to purchase all of Investor’s Junior Loans and interests in the Company pursuant to this Section 3.2(ii) and as a result of the procedures set forth in Section 9.5(a)(iii) the valuation for such purchase is increased, Solar shall have the right to revoke its purchase election. Additionally, in the event the non-defaulting Member is Investor, such event shall constitute “Cause” under the Servicing Agreement.

Except as set forth below, the non-defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b) Notwithstanding any provision of this Agreement to the contrary,

(i) a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred; and

(ii) a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured.

Section 3.3 Interest or Withdrawals. Except for any interest pursuant to any Junior Loans, no Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

ARTICLE 4 ALLOCATIONS

Section 4.1 Capital Accounts.

(a) An individual capital account (a “Capital Account”) shall be maintained for each Member consisting of such Member’s Capital Contribution, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property (giving effect to any liabilities the property is subject to, or which the Member assumes) distributed to such Member, and otherwise maintained consistent with this Agreement. In the event that the Board determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Board is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

(b) Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by Manager Approval to be appropriate.

Section 4.2 General Allocations. Profit or Loss shall be allocated among the Members as provided by this Section 4.2. Loss shall be allocated among the Members pro rata in accordance with their Capital Accounts. Profit shall be allocated among the Members (i) first, pro rata until the cumulative amount of profit allocated to a Member equals the cumulative amount of loss previously allocated to such Member and (ii) thereafter pro rata in accordance with the Members’ Capital Accounts.

Section 4.3 Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any Members whose relative Company interests and Junior Loans have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected with Manager Approval. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution.

Section 4.4 Income Taxes and Tax Capital Accounts.

(a) Each item of income, gain, loss, deduction or credit shall be allocated in the same manner as such item is allocated pursuant to Section 4.2.

(b) In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ capital accounts maintained for federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations.

ARTICLE 5 DISTRIBUTIONS

Section 5.1 General.

(a) On the last day of each fiscal quarter, the Dividend Committee shall review the estimated financial results of the Company during the current fiscal quarter, estimate, in good faith, the Taxable Earnings of the Company for such fiscal quarter, if any, and declare a distribution to the Members of such amount, and the Company shall make a distribution of such amount as soon as reasonably practicable, shared among the Members as set forth below; provided, that the amount of any such distribution shall be reduced to the extent of net losses of the Company, if any, as determined under the Code, for any prior fiscal quarter in such fiscal year, to the extent such losses have not previously reduced a distribution pursuant to this Section 5.1(a); provided, further, that the amount of any such distribution may be reduced as provided by Section 5.3 and Section 5.4, including for the purpose of reinvesting proceeds received from Investments as set forth in Section 5.4; and provided, further, that such distributions shall not require Manager Approval. The Company shall not be required to sell or dispose of any Investments to make a distribution pursuant to this Section 5.1(a) and if the Company does not have sufficient funds to pay a distribution that would otherwise be required but for the limitation in this sentence, the Dividend Committee shall declare and the Company shall pay a distribution in the maximum amount that would not be subject to such limitation.

(b) Except as provided in Section 5.3 or Section 8.3, distributions shall be shared among the Members as set forth in this Section 5.1(b). The Members, with Manager Approval, may determine to make a distribution from available cash or cash equivalents received from one or more Investments (whether from principal repayment or otherwise and after reduction as provided by Section 5.3 and Section 5.4), in which event such distribution shall be shared among the Members in respect of their interests in the Company and Junior Loans in proportion to their respective Capital Accounts.

Section 5.2 Tax Distributions. If and to the extent that the Tax Liability of any Member with respect to any fiscal year (other than with respect to the last fiscal year of the Company), but for this Section 5.2, would have exceeded the distributions otherwise made to such Member under Section 5.1(b) during such fiscal year, then, at such Member’s request (which shall be made no later than June 1 following the end of such fiscal year) the Company will promptly distribute to all Members, in proportion to their respective Capital Accounts, an amount sufficient so that, together with distributions under Section 5.1(b) during such fiscal year, each Member has received distributions no less than such Member’s Tax Liability with respect to such fiscal year; provided, that (i) the Company has available cash (without the requirement for borrowings or the sale of assets) to make any such distributions, (ii) the Board may elect to retain and not distribute any amounts determined to be necessary to satisfy the Company’s obligations, and (iii) such distributions do not violate the terms and conditions of any credit facilities or other borrowings of the Company.

Section 5.3 Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including without limitation, any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.

Section 5.4 Reinvestment; Certain Limitations; Distributions in Kind.

(a) Amounts constituting a return of Capital Contributions received by the Company during the Reinvestment Period with respect to Investments may, upon Manager Approval, be retained and used, or reserved to be used, to make future Investments. Alternatively, the Members, with Manager Approval, may cause the Company to distribute, in accordance with Section 5.1 through Section 5.3, any amount that could be retained for re-investment as set forth above. To the extent such distributed amount to a Member represents a distribution other than from cumulative undistributed Profit, net of cumulative Loss, allocated to such Member, such amount shall be added to the unfunded Capital Commitment of such Member and may be recalled by the Company under Article 3.

(b) In no event shall the Company be required to make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act.

(c) No part of any distribution shall be paid to any Member from which there is due and owing to the Company, at the time of such distribution, any amount required to be paid to the Company pursuant to Article 3. Any such withheld distribution shall be paid to such Member, without interest, when all past due installments of such Member’s Capital Commitment have been paid in full by such Member or when such Member’s interest in the Company and Junior Loans have been purchased as contemplated by Section 3.1.

(d) Distributions of securities and of other non-cash assets of the Company other than upon the dissolution and liquidation of the Company shall only be made pro rata to all Members (in proportion to their respective shares of the total distribution) with respect to each security or other such asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined pursuant to Section 9.5.

ARTICLE 6 MANAGEMENT OF COMPANY

Section 6.1 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 6.2. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 6.2 Board Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times four (4). The Board shall be comprised as follows (i) two (2) individuals to be designated in writing by Solar on or promptly after the date hereof and (ii) two (2) individuals designated in writing by Investor on or promptly after the date hereof.

(b) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Manager, then the Member who appointed such Manager pursuant to the terms of this Section 6.2 shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

Section 6.3 Removal; Resignation.

(a) A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of Member that designated the applicable Manager; provided, that any Member may remove any Manager upon a Manager Cause Event with respect to such Manager, and upon such removal such Manager shall no longer be permitted to be appointed as a Manager hereunder absent Manager Approval.

(b) A Manager may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 6.4 Meetings.

(a) The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least 48 hours prior to each such meeting or upon such shorter notice as may be approved by all the Managers.

(b) Special meetings of the Board shall be held on the call of all Managers upon at least three days written notice (if the meeting is to be held in person) or two days written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself.

(c) Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 6.5 Quorum; Manner of Acting.

(a) All Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(c) Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board except for those requiring Manager Approval, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

Section 6.6 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if either (a) a written consent of the number of Managers (or committee members) required to take the applicable action shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one day before such action is taken, or (b) a written consent constituting all of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 6.7 Expense Reimbursement. Each Manager shall be reimbursed by the Company for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as from time to time established by the Board.

Section 6.8 Committees.

(a) Effective on the date of this Agreement, the Board establishes three committees, the Dividend Committee, the Investment Committee which shall be comprised of all members of the Board and the Audit Committee. The members of each such committee shall be designated by the Board and charters for each such committee shall be approved by the Board as promptly as practicable after the date hereof and no such committee shall have the authority to take any actions until its charter has been approved by the Board. All members of the Investment Committee shall be provided and have reasonable access to all diligence and other materials available to Solar, its Affiliates (including, without limitation, the Servicer) and its Investment Committee designees for any potential Investment opportunities and any other information concerning Investments that any member of the Investment Committee may request. Additionally, the Board may, by resolution, designate from among the Managers (or other persons) one or more committees, each of which shall be comprised of one or more Managers (or other persons selected by the Managers); provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 6.8(b). The Board may dissolve any committee or remove any member of a committee at any time.

(b) No committee of the Board shall have the authority of the Board in reference to:

(i) authorizing or making Distributions to the Members other than as specifically set forth in Section 5.1;

(ii) authorizing the issuance of interests in the Company;

(iii) approving a plan of merger or sale of all or substantially all of the assets of the Company;

(iv) recommending to the Members a voluntary dissolution of the Company or a revocation thereof;

(v) filling vacancies in the Board; or

(vi) altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable.

Section 6.9 Servicing Agreement. The Company is entering into the Servicing Agreement with the Servicer, pursuant to which certain functions are delegated to the Servicer. The Servicing Agreement is hereby approved by Manager Approval, provided that amendments thereto are subject to Manager Approval. Notwithstanding any other provision of this Agreement, Investor, as an express-third-party beneficiary of the Servicing Agreement, may enforce the terms thereof for Investor’s benefit, without Manager Approval or other approval or consent of any Manager or Member or the Company; provided Investor provides notice of such action to the other Members.

Section 6.10 Restrictions. Without Manager Approval, the Company shall not:

(a) approve or make any Investments or acquire any other entity or business;

(b) sell, dispose of or transfer to a third Person any Investments or interests in any Investments;

(c) approve or make any Excluded Amendments to the terms of any Investments;

(d) enter into any agreement with respect to (i) a plan of merger or consolidation of the Company with or into another entity (which, for the avoidance of doubt, does not include the consolidation of entities as may be required by GAAP) or (ii) a sale of all or substantially all of the assets of the Company;

(e) enter into any agreement with any Affiliate of a Member (except for the Servicing Agreement which has been approved by the Members);

(f) amend, modify or extend the terms of the Servicing Agreement or any expense reimbursement agreement;

(g) change the Servicer (other than, for the avoidance of doubt, pursuant to Section 8.4);

(h) incur any debt (other than drawing amounts under debt agreements previously approved by Manager Approval);

(i) enter into any contract, arrangement or agreement (or any amendment or waiver of such contract, arrangement or agreement), whether written or oral, pursuant to which the Company would either reasonably expect to pay or be paid at least $100,000 in the aggregate over the life of such contract, agreement or arrangement; provided that this restriction shall exclude ordinary course due diligence expenses related to pursuing Investments;

(j) liquidate or dissolve the Company;

(k) convert the Company into a corporation for United States federal income tax purposes or otherwise;

(l) create or issue any equity interests or securities convertible into or exchangeable for equity interests;

(m) maintain reserves for working capital in relation to quarterly or other distributions;

(n) make any material tax or accounting elections or establish or make a change in material tax or accounting positions;

(o) sue, prosecute or settle any claims against third parties;

(p) delegate any duties of the Board except to committees thereof as set forth in this Agreement;

(q) change the name of the Company;

(r) enter into any new line of business;

(s) cause the Company to conduct an initial public offering;

(t) transfer or assign equity interests in the Company (except for provisions otherwise outlined in this Agreement);

(u) amend or waive any provisions in any of the Company’s constituent documents, including, without limitation, the charters of any committees appointed by the Board; or

(v) commit or agree to do any of the foregoing.

Section 6.11 No Personal Liability. Except as otherwise provided in the Act, by applicable law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 6.12 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, or any other Person delegated by Manager Approval, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company, in each case to the extent that such Person has been granted such authority, power and right pursuant hereto or pursuant to valid delegations of authority, power and right as contemplated herein. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek Manager Approval as set forth in this Agreement.

Section 6.13 Members’ Outside Transactions; Investment Opportunities; Time and Attention; Affiliate Transaction Information.

(a) Each Manager shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but shall not be obligated to spend full time or any specific portion of their time to the activities and affairs of the Company.

(b) The Servicer and its Affiliates may manage or administer other investment funds and other accounts with similar or dissimilar mandates, and may be subject to the provisions of the Investment Company Act of 1940, as amended, including, without limitation, Section 57 thereof, and the Investment Advisers Act of 1940, as amended, and the rules, regulations and interpretations thereof, with respect to the allocation of investment opportunities among such other investment funds and other accounts (the “Allocation Requirements”). Except for (x) any Allocation Requirement that may be applicable to the Company and (y) any requirement under the Investment Advisers Act of 1940, neither a Member nor the Servicer shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(c) Subject to the foregoing provisions of this Section 6.13 and other provisions of this Agreement, each of the Members, the Servicer and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

(d) In the event that any agreement or Investment contemplated for the Company to potentially enter into is with any Affiliate of Solar, Solar shall disclose such affiliate relationship to each member of the Board in advance of the Board and/or the Investment Committee’s consideration of such agreement or Investment and all material information with respect thereto, including, without limitation, any terms (monetary or otherwise) or conditions thereof that would be less favorable to the Company than such terms and conditions as would reasonably be expected to be obtainable at the time in a comparable arm’s length transaction with a person other than an Affiliate of Solar.

Section 6.14 Exculpation of Members and Managers.

(a) Standard of Care. No Member, Manager or other Person shall be liable to the Company or any other Member, Manager or other Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Member, Manager or other Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Member, Manager or other Person.

(b) Good Faith Reliance. A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 6.15 Liabilities and Duties of the Members and Managers.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any duty of loyalty or due care or any other fiduciary duty on any Member, Manager or any other Person. Furthermore, each of the Members and the Company hereby waives any and all duties (including, without limitation, fiduciary duties) that, absent such waiver, may be implied by the Act or other applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Member, Manager or other Person pursuant hereto to each other and to the Company and each other Member are only as expressly set forth in this Agreement and as expressly set forth in any agreements or other documents executed in connection herewith. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Manager or other Person otherwise existing at law or in equity, are agreed by the Members, the Managers and the Company to replace such other duties and liabilities of such Member, Manager or other Person.

(b) Duties. Whenever in this Agreement a Manager is permitted or required to make a decision (including a decision that is in such Manager’s “discretion” or under a grant of similar authority or latitude), the Manager shall be entitled to consider only such interests and factors as such Manager desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Manager is permitted or required to make a decision in such

Manager’s “good faith,” the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement, the Act or any other applicable law.

Section 6.16 Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 6.16, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or Manager or a representative respectively thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct. Indemnification under this Section 6.16 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.16 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.16 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.16 shall be liable to the Company of any member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute fraud, willful misconduct or gross negligence. In addition, any Person entitled to indemnification under this Section 6.16 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b) The right to indemnification conferred in Section 6.16(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.16(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.16 or otherwise.

(c) The Company, with Member Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.16(a) and 6.16(b).

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 6.16 shall not be exclusive of any other right that a Member, Manager or other Person indemnified pursuant to this Section 6.16 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement (but excluding insurance obtained by the Company or any of its Affiliates) (such other rights, “Supplemental Indemnification Rights”). The Board may grant any rights comparable to those set forth in this Section 6.16 to any employee, agent or representative of the Company or such other Persons as it may determine. In the event any provider of Supplemental Indemnification Rights pays any amount with respect to an Indemnified Person, such provider of Supplemental Indemnification Rights shall be subrogated to such Indemnified Person’s rights to indemnification hereunder to the extent of payment made by such holder of Supplemental Indemnification Rights on behalf of such Indemnified Person. The Company, each Member and each Manager acknowledge and agree that the indemnification obligations of the Company hereunder and under any insurance policy contemplated pursuant to Section 6.16(f) shall be deemed primary coverage and in no event shall the Company (or any provider of insurance pursuant to Section 6.16(f)) be entitled to any contribution from any provider of Supplemental Indemnification Rights.

(e) The indemnification rights provided by this Section 6.16 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.16.

(f) The Company shall purchase and maintain insurance on behalf of each Member and Manager (with coverage and terms reasonably acceptable to the Board) against any reasonably insurable liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as a Member or Manager, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section 6.16.

Section 6.17 Tax Matters Member. Solar shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (in such capacity, the “Tax Matters Member”). The provisions of Section 6.16 shall apply to all actions taken on behalf of the Members by the Tax Matters Member in its capacity as such. The Tax Matters Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the tax matters partner of the Company. The Tax Matters Member shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Member on behalf of the Company as Tax Matters Member shall be reimbursed by the Company. In the event the Tax Matters Member receives notice of a final Company adjustment under Section 6223(a) of the Code, it shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Members on the date such petition is filed, or (ii) mail a written notice to all Members within such period that describes its reasons for determining not to file such a petition. Each Member shall be a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Member shall consult with Investor in respect of any audit or similar tax proceeding with any taxing authority and shall not reach a settlement in respect of any such proceeding without Manager Approval.

ARTICLE 7 TRANSFERS OF COMPANY INTERESTS;

WITHDRAWALS; LIMITED LIQUIDITY RIGHT

Section 7.1 Transfers by Members.

(a) The Company equity or Junior Loans of a Member may not be assigned, pledged or otherwise hypothecated without the unanimous approval of the Board, provided that, (x) with respect to a transfer to a person that is not an affiliate of Investor, Investor may transfer any of its equity or Junior Loans following the 5th anniversary of the Closing, so long as it complies with the right of first offer set forth below in subsection (b) and (y) with respect to a transfer to a person that is an affiliate of Investor, Investor may transfer any of its equity or Junior Loans at any time upon written notice to Solar so long as persons who work on similar PIMCO fund matters remain on the Board and Investment Committee and retain control of all decision making related to the entity (it being understood that Investor retains the right to remove and/or replace any of its designees serving on the Board with persons that Investor determines in its sole discretion). Any purported assignment shall be void ab initio.

(b) If (i) Investor desires to transfer all of its equity and Junior Loans following the 5th anniversary of the date of this Agreement pursuant to Section 7.1(a)(x), or (ii) a transfer notice is issued with respect to Investor’s (or its Affiliate’s) investment in any other Investor Entities pursuant to a provision analogous to Section 7.1(a)(x), in each case other than, for the avoidance of doubt, a transfer contemplated in connection with Section 7.3 or an analogous provision, then Investor shall inform Solar in writing of such proposed sale (such notice, a “Transfer Notice”) and Solar shall have the right to purchase such equity and Junior Loans at the Offer Price. During the 120 calendar days following receipt of a Transfer Notice (the “Offer Period”), Solar (or an Affiliate or third party designated by Solar) shall have the right to deliver a reply notice (a “Transfer Acceptance”) to Investor of its irrevocable election to purchase all of the equity and Junior Loans described in the Transfer Notice at the Offer Price. To the extent that during the Offer Period, Solar has identified a third party purchaser who is working in good faith to acquire all of Investor’s equity and Junior Loans by the end of the Offer Period, then the Offer Period shall be automatically extended for an additional 30 calendar day period. In the event that Solar does not timely deliver a Transfer Acceptance, then Investor may at any time during the period of 120 days thereafter (the “Sale Window”) transfer the applicable equity and Junior Loans described in the Transfer Notice to any Person reasonably acceptable to Solar at a price equal to or above the Offer Price. To the extent that during the Sale Window, Investor has identified a third party purchaser who is working in good faith to acquire all of Investor’s equity and Junior Loans by the end of the Sale Window, then the Sale Window shall be automatically extended for an additional 30 calendar day period. During the Offer Period and the Sale Window, Investor shall, and shall cause its controlling Affiliates to, and Solar shall, and shall cause its controlling Affiliates to, use commercially reasonable efforts to cooperate with each other to find third party purchasers reasonably acceptable to Solar. For the avoidance of doubt, if Investor does not sell its equity and Junior Loans during the Sale Window, then the terms of this subsection (b) shall apply with respect to any future proposed transfer, other than a transfer in connection with Section 7.3.

(c) In connection with the transfer of Investor’s equity or Junior Loans in the Company, each transferee shall execute a joinder to this Agreement in the form as reasonably determined by the Managers. Upon execution of such joinder by the transferee, Investor shall be released from all rights, obligations, and liabilities arising from and after the date thereof with respect to the transferred equity and Junior Loans, including the right to vote on any matters relating to the Company. Upon such a transfer, the transferee shall assume the economic obligations and liabilities (and all economic rights and benefits) and voting and other rights of Investor with respect to such transferred equity and Junior Loans and shall become a party to this Agreement and be treated as a Member hereunder

(d) If a Member (or its designee) elects to purchase all of the other Member’s Junior Loans and interest in the Company pursuant to Section 3.1(c) or 3.2(a)(ii), the purchase price for such Junior Loans and interest in the Company shall be determined in accordance with Section 9.5 and payable in cash within ninety (90) days after the election to purchase is delivered to the other Member; provided that if the purchasing Member is working in good faith to acquire such Junior Loans and interests at the end of such 90 day period, the period shall be automatically extended for an additional 30 calendar days. After such purchase, the other Member shall no longer be a member of the Company, and the Member that has elected to purchase the other Member’s Junior Loans and interest in the Company may dissolve or continue the Company as it may determine.

Section 7.2 Withdrawal by Members.

Members may withdraw from the Company only as provided by this Agreement.

(i) Notwithstanding any provision contained herein to the contrary, if a Member shall obtain an opinion of counsel to the effect that, as a result of the other Member’s ownership of an interest in the Company, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, such other Member shall, upon written notice from such first Member, withdraw from or reduce (in accordance with the provisions of clause (iii) below) its interest in the Company (including its Capital Commitment) to the extent such first Member has determined, based upon such opinion of counsel, to be necessary in order for the Company not to be required to so register. Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(i), but in no event later than ten (10) Business Days after such request.

(ii) Notwithstanding any provision herein to the contrary, if a Member shall obtain an opinion of counsel to the effect that any contribution or payment by the other

Member to the Company would cause the Company or the other Member to be in violation of, or to the effect that such Member is in violation of, the United States Bank Secrecy Act, the United States Money Laundering Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the USA Patriot Act or any other law or regulation to which the Company, a Member, or such Member’s investment in the Company may be subject from time to time, such Member shall, upon written notice from the other Member, withdraw from the Company in accordance with the provisions of clause (iii) below. Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.2 (ii), but in no event later than ten (10) Business Days after such request.

(iii) If a Member partially or fully withdraws its interest in the Company pursuant to Section 7.2, the Members shall work together in good faith to negotiate the manner and timing of such withdrawal.

Section 7.3 Limited Liquidity Right. If Investor has not previously disposed of its interest in the Company and Junior Loans, following August 1, 2021, upon written notice from Investor, Solar shall, and shall cause its controlling Affiliates to, use their respective reasonable best efforts to find a new investor to acquire Investor’s junior loans (including the Junior Loans) and interests in each Investor Entity.

ARTICLE 8 TERM, DISSOLUTION AND LIQUIDATION OF

COMPANY

Section 8.1 Term. Except as provided in Section 8.2, the Company shall continue without dissolution until all Investments are liquidated by the Company and there is Manager Approval of dissolution of the Company.

Section 8.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the expiration of the term of the Company determined pursuant to Section 8.1; or

(b) the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs.

Section 8.3 Wind-down.

(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted and supervised by the Members in the same manner provided by Article 6 with respect to the operation of the Company during its term.

(b) From and after the date on which an event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a binding commitment letter, binding term sheet or binding letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) at the election of all Members exercised by Member Approval within three (3) Business Days after receipt by the Members of written notice of the availability of such election from any Member, any Investment in a Portfolio Company in which the Company then has an Investment in which the Company participates. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date of dissolution; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company including, for the avoidance of doubt, protective advances required under the Investments. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c) Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Member Approval, to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including without limitation contingent obligations) of the Company. Unless waived by Member Approval, the Company also shall withhold ten percent (10%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such year.

(d) Upon dissolution of the Company, final allocations of all items of Company Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i) To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which a Member may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii) To establish any reserves which a Member may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iii) The balance, if any, to the Members in accordance with Section 5.1(b).

(e) In the event that an audit or reconciliation relating to the Fiscal Year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, the other Member may, in its discretion, seek repayment of such distribution for the benefit of the Company to the extent that such distribution exceeded what was due to such Member.

(f) Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

Section 8.4 Cause Event. If, during the term of the Company, there is an event constituting Cause, then (i) the Reinvestment Period shall terminate automatically and (ii) Investor, at its election, may require Solar to appoint a sub-servicer to fulfill its obligations, and receive its rights and benefits, under the Servicing Agreement pursuant to Section 9(b) of the Servicing Agreement. If, during the Reinvestment Period, Solar reasonably determines that Investor has engaged in conduct which constitutes gross negligence with respect to the Company which has or reasonably could be expected to have a material adverse effect on the business of the Company, then, upon ten (10) Business Days’ notice from Solar to Investor, the Reinvestment Period shall terminate automatically.

Section 8.5 SEC Event. Upon a failure by Solar to obtain the approval of the SEC of Solar’s interest in the Company, or a determination by the SEC to subject Solar’s participation in the Company to an accounting or reporting treatment or other consequence which Solar, in its sole discretion, determines to be materially adverse to it, or a change by the SEC of its approval of Solar’s interest in the Company or the terms of such approval or its conclusions regarding the accounting or reporting treatment or other consequence which Solar, in its sole discretion, determines to be materially adverse to it, in each case at the election of Solar by providing written notice of such election to the other Member, the Company shall run off its portfolio, the Reinvestment Period shall immediately terminate and, for the avoidance of doubt, during such time the Company shall not sell any of its assets absent Manager Approval nor shall Solar transfer its Junior Loans or interests in the Company absent Manager Approval.

ARTICLE 9 ACCOUNTING, REPORTING AND VALUATION

PROVISIONS

Section 9.1 Books and Accounts.

(a) Complete and accurate books and accounts shall be maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.1, and for U.S. federal income tax purposes the Servicer shall, pursuant to the Servicing Agreement, maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Servicer have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its Junior Loans or its interest in the Company.

(b) All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the

Company may be deposited with such custodian, as may be designated by Member Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Member Approval from time to time.

Section 9.2 Financial Reports; Tax Return.

(a) Within thirty (30) days, after the end of each calendar month, pursuant to the Servicing Agreement, the Servicer shall prepare (or supervise the preparation of) and deliver, by any of the methods described in Section 10.6, to each Member (i) a high-level summary financial information of the Company and (ii) any material information concerning new Investments made during such month or any defaults or potential defaults in investments discovered during such month.

(b) Within forty-five (45) days after the end of each calendar quarter, pursuant to the Servicing Agreement, the Servicer shall prepare (or supervise the preparation of) and deliver, by any of the methods described in Section 10.6, to each Member unaudited financial statements for such quarter-end (schedule of Investments, balance sheet, income statement, statement of changes in net assets and financial highlights and ratios) of the Company.

(c) Within sixty (60) days after the end of each calendar year, pursuant to the Servicing Agreement, the Servicer shall prepare (or supervise the preparation of) and deliver, by and of the methods described in Section 10.6, to each Member, audited financial statements (including a balance sheet, income statement and statement of cash flows) prepared in accordance with GAAP for such calendar year.

(d) The Company’s auditor on the date hereof shall be KPMG. In the event that the Servicer’s auditor changes after the date hereof, the Company shall use such auditor engaged by the Servicer provided that any auditor other than PricewaterhouseCoopers, Deloitte Touche Tohmatsu Limited, KPMG, Ernst & Young, McGladrey LLP, BDO International, or Grant Thornton LLP shall require the consent of Investor, not to be unreasonably withheld.

(e) Pursuant to the Servicing Agreement, the Servicer shall (i) prepare or supervise the preparation and timely filing after the end of each fiscal year of the Company all federal and state income tax returns of the Company for such fiscal year, (ii) prepare and deliver or supervise the preparation and delivery to each Member of (a) a Schedule K-1 with respect to such Member by April 30th following the end of such fiscal year and (b) an estimate of such Member’s Schedule K-1 by March 15th following the end of such fiscal year and (iii) provide any other tax-related information reasonably requested by such Member in respect of its interest in the Company.

(f) For the avoidance of doubt, the Members intend that the Junior Loans be treated as equity, and agree that the Company will report the Junior Loans as such, for any and all income tax purposes.

Section 9.3 Tax Elections. The Company may, by Member Approval, but shall not be required to, make any election pursuant to the provisions of Section 754 or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.

Section 9.4 Confidentiality.

(a) Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the Servicer or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that any Member may provide such information and documentation (i) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein, (ii) to any permitted transferees of such Member’s interest in the Company or Junior Loans that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company, (iii) if and to the extent required by law (including judicial or administrative order and the rules and regulations of the SEC, including if required, filing a copy of this Agreement); provided that, where legally permissible, the Company and the Members are given prior notice to enable them (or to enable them to cause the Company) to seek a protective order or similar relief (including, without limitation, confidentiality with respect to, or redaction of, sensitive information); provided, further, that the party that is required to disclose such information provides (to the extent legally permissible) the other parties a reasonable period of time to review such proposed disclosure in advance of its dissemination and shall consider in good faith any comments of such other parties and take any reasonable comments of such other parties to the disclosure prior to its dissemination; provided, however, that Solar and its Affiliates shall not be required to obtain Investor’s approval with respect to the description of the Investor to the extent such description is consistent with disclosure that has been previously reviewed by Investor or the inclusion of information regarding Investments, financial performance and similar information in filings with the SEC to the extent such information is required to be included therein, (iv) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member, (v) in order to enforce rights under this Agreement and (vi) to any Persons who are bona fide prospective purchasers for value of such Member’s interests in the Company and/or Junior Loans, provided, that any such bona fide prospective purchaser enters into a customary confidentiality agreement with respect to such information and documentation which contains provisions no less restrictive than the confidentiality provisions contained herein, provided, further that the obligations under any such confidentiality agreements may expire eighteen months or more from the date thereof. Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (a) information generally known to the public including as a result of a disclosure pursuant to Section 9.4(c)(iii) in accordance with the requirements of such provision; (b) information obtained by a Member from a third party who is not prohibited from disclosing the information on a non-confidential basis; (c) information in the possession of a Member prior to its disclosure by the Company, the Servicer or their Affiliates; or (d) information which a Member can show by written documentation was developed independently of disclosure by the Company, the Servicer or their Affiliates.

(b) Notwithstanding the foregoing, absent the prior written consent of the Investor, Solar and its Affiliates shall not make any press release, public announcement, internet posting, other mass communication that contains the Company’s or its Affiliates’ identity as a client of the Servicer or any information concerning the composition of the assets of the Company or its Affiliates, except (i) to the extent set forth in Section 9.4(a)(iii) and (ii) for ordinary course marketing information regarding Investments including tombstone advertisements that do not reference Investor or its Affiliates.

(c) The Members: (i) acknowledge that the Company, the Servicer, its Affiliates, and their respective direct or indirect members, members, managers, officers, directors and employees are expected to acquire confidential third-party information (e.g., through Portfolio Company directorships held by such Persons) that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding or failing to disclose such information to the Company or the Members; provided, that without the prior written consent of Investor, in its sole discretion, Solar shall use, and shall cause the Servicer to use, reasonable best efforts to cause each such person enumerated in item (i) to avoid incurring any such obligations which would restrict the sharing of such information with the Company, the Managers or the Members.

Section 9.5 Valuation.

(a) Valuations shall be made as required under this Agreement and as of the end of each fiscal quarter and on an annual basis, in accordance with the following provisions:

(i) Within forty-five (45) days after the end of each fiscal quarter of each fiscal year, the Board shall determine the valuation of the assets of the Company using valuations provided to the Board by Solar (which shall be made in accordance with the Company’s valuation guidelines then in effect). Once approved, the Board shall deliver such valuations to the Servicer for delivery to the Members.

(ii) To the extent a valuation is required under this Agreement at a time other than the end of a fiscal quarter, the most recent quarterly valuation as determined under this Section 9.5 shall be used, subject to adjustment by Solar (in accordance with the Company’s valuation guidelines then in effect (which shall be consistent with Solar’s valuation guidelines then in effect)). In addition, any such valuation shall, at the time of closing of the sale of any interest in Company and/or the Junior Loans, be adjusted for any accrued but unpaid net investment income or any other changes to the underlying investment portfolio.

(iii) Investor shall have the right to object, at any time, to any valuation contemplated by (i) or (ii) above and, in the event that Investor and Solar are unable to resolve any such valuation objections of Investor within a period of ten (10) Business Days, during the period of ten (10) Business Days thereafter, Investor or Solar may hire an independent appraiser or other valuation expert mutually reasonably acceptable to Investor and Solar to resolve any such outstanding objections and such third-party person’s determination shall be binding on the Company, Investor and Solar for all purposes under this Agreement. In the event that Investor and Solar are unable to agree on an independent appraiser or other valuation expert pursuant to the foregoing sentence, Duff & Phelps, LLC shall serve in such capacity. Any such independent appraiser or other valuation expert shall endeavor to provide its determination within fifteen (15) Business Days of its engagement, and the costs, expenses and fees of any such independent appraiser or other valuation expert shall be borne 50% by Investor and 50% by Solar.

(b) All valuations shall be made in accordance with the foregoing shall be final and binding on all parties to this Agreement for all purposes under this Agreement, subject to the provisions of Section 9.5(a)(iii).

(c) For the avoidance of doubt, market value of the entire equity tranche (including Junior Loans) of the Company shall equal the net asset value (or shareholder’s equity) per GAAP.

ARTICLE 10 MISCELLANEOUS PROVISIONS

Section 10.1 Determination of Disputes.

(a) If any claim, controversy or other dispute (a “Dispute”) arises out of or in connection with this Agreement including breach, termination or invalidity thereof, and if the Dispute cannot be settled through negotiation, the Dispute shall be exclusively and finally settled by submitting the matter to the Judicial Arbitration and Mediation Service (“JAMS”), or its successor, for arbitration in the State and Country of New York, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq., applying the laws of Delaware (without regard to the principles of conflicts of laws thereof). The parties hereto waive their right to seek remedies in court, including any right to a jury trial, and disputes will not be resolved in any other forum or venue except as contemplated by this Section 14. Any party hereto may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other parties hereto. The arbitration will be conducted in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, and shall be conducted by one or more retired judges who are experienced in dispute resolution regarding the investment management industry. The parties hereto will cooperate with JAMS and with one another in selecting an arbitrator in accordance with the foregoing sentence from JAMS’ panel of neutral arbitrators, and in scheduling the arbitration proceedings. The parties hereto covenant that they will participate in the arbitration in good faith. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the party hereto seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party or parties hereto against whom enforcement is ordered. Pre-arbitration discovery shall be limited to the greatest extent provided by the rules of JAMS, the arbitration award shall not include factual findings or conclusions of law, and no punitive damages shall be awarded.

(b) The award or decision of the arbitrators shall be final, binding upon the parties hereto and shall be non-appealable. Judgment upon the award or decision rendered by the arbitrators may be entered in any court having jurisdiction thereon.

(c) Arbitration sessions shall be private. The parties hereto subject to the Dispute and their representatives may attend arbitration sessions. Other persons may attend only with the permission of the parties hereto subject to the Dispute and with the consent of the arbitrator.

(d) Confidential information disclosed to an arbitrator by each party hereto and its representatives in the course of the arbitration shall be filed under seal and shall not be divulged by the arbitrator to any person other than the parties hereto and their representatives. All records, reports or other documents received by an arbitrator while serving in that capacity shall be confidential. The arbitrator shall not be compelled to divulge such records or to testify in regard to the arbitration in any adversary proceeding or judicial forum. The parties hereto shall maintain the confidentiality of the arbitration and shall not rely on, or introduce as evidence in any arbitral, judicial or other proceeding, other than the proceeding before the arbitrator: (i) views expressed or suggestions made by another party hereto with respect to a possible settlement of the Dispute; (ii) admissions made by another party hereto in the course of attempted settlement of the arbitration proceedings; (iii) proposals made or views expressed by the arbitrator, other than the final decision; or (iv) the fact that another party hereto had or had not indicated willingness to accept a proposal for settlement made by the arbitrator. There shall be no stenographic record of the arbitration process.

Section 10.2 Certificate of Formation; Further Assurances. The Members hereby approve and ratify the filing of the Certificate of Formation on behalf of the Company. The Members agree from time to time to execute and deliver such further and other documents, certificates, instruments and amendments as may be reasonably necessary to more effectively and completely carry out the intention and purposes of this agreement, in forms reasonably acceptable to such Members.

Section 10.3 Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including, without limitation, bank holidays, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing, and the party so affected shall use its reasonable best efforts to avoid or remove such cause of nonperformance and shall continue performance hereunder as soon as practicable.

Section 10.4 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 10.5 Waivers.

(a) No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Members hereunder may be waived by Member Approval, and any such waiver shall be binding on all Members. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b) Except as otherwise provided in this Agreement, any approval or consent of the Members may be given by Member Approval, and any such approval or consent shall be binding on all Members.

Section 10.6 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Company’s records, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 10.7 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) References in this Agreement to Articles and Sections are intended to refer to Articles and Sections of this Agreement unless otherwise specifically stated.

(e) Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

Section 10.8 Amendments.

(a) This Agreement may be amended at any time and from time to time by Manager Approval.

(b) Notwithstanding the foregoing, a Member may amend this Agreement and the Member List at any time and from time to time to reflect the admission or withdrawal of any Member or the change in any Member’s Capital Commitment, as contemplated by this Agreement.

Section 10.9 Legal Counsel of Solar, the Servicer and the Company. Solar and the Company have engaged Akin Gump Strauss Hauer & Feld LLP (“Solar Counsel”), as legal counsel to Solar, the Company and the Servicer. Moreover, Solar Counsel has previously represented and/or concurrently represents the interests of Solar, the Servicer, the Company and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Solar Counsel’s representation of Solar, the Company and the Servicer in the preparation of this Agreement; and (ii) acknowledges that Solar Counsel has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company or the Servicer; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Solar Counsel may be precluded from representing the Company and/or Solar and/or the Servicer (or any equity holder thereof) in connection with any such conflict or dispute. No Member shall be deemed by virtue of this Section 10.9 to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein. Each Member: (i) approves Solar Counsel’s representation of Solar in the preparation of this Agreement; and (ii) acknowledges that Solar Counsel has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement.

Section 10.10 Legal Counsel of Investor. Investor has engaged Ropes & Gray LLP (“Investor Counsel”), as legal counsel to Investor. Moreover, Investor Counsel has previously represented and/or concurrently represents the interests of Investor and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and Investor; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Investor Counsel shall not be precluded from representing Investor (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Section 10.10 shall preclude Investor from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Section 10.10 to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Section 10.11 Execution. This Agreement may be executed in any number of counterparts (including facsimile or electronic .pdf) and all such counterparts together shall constitute one agreement binding on all Members.

Section 10.12 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.13 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.14 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “Business Day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.15 Entire Agreement. This Agreement and the Subscription Agreements entered into between the Company and each Member in connection with the Members’ subscription of interests in the Company set forth the entire understanding among the parties relating to the subject matter hereof, any and all prior correspondence, conversations, memoranda or other writings being merged herein and replaced and being without effect hereon. No promises, covenants or representations of any character or nature other than those expressly stated herein, in such Subscription Agreements, or in any such other agreement have been made to induce any party to enter into this Agreement.

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IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and Delivered as of September 2, 2014.

SOLAR CAPITAL LTD.

By:

	Name:	Michael Gross
	Title:	CEO

SENIOR SECURED UNITRANCHE LLC

By:

	Name:	HARIN DE SILVA
	Title:	AUTHORIZED PERSON

EXHIBIT A

[Form of Subscription Agreement]